UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2008

Sinoenergy Corporation
(Exact name of registrant as specified in its charter)

Nevada	0-30017	84-1491682
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1603-1604, Tower B Fortune Centre Ao City, Beiyuan Road, Chaoyang District, Beijing, People’s Republic of China, 100107
(Address of principal executive offices)

Registrant’s telephone number, including area code:	86-10-84928149

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On April 15, 2008, the Company’s wholly-owned subsidiary, Qingdao Sinogas General Machinery Company Limited (“Sinogas”) entered into an agreement with Mr. Foqing Zhu pursuant to which Sinogas purchased Mr. Zhu’s 30% equity interest in the Sinogas subsidiary, Jiaxing Lixun Automotive Electronic Co., Ltd. (“Jiaxing Lixun”), for RMB8,000,000 (approximately $1,143,000). As a result of the transaction, the Sinogas equity interest in Jiaxing Lixun increased from 45% to 75%, and the Company, through its wholly-owned subsidiary, Sinoenergy Holding Limited, owned the other 25% equity interest in Jiaxing Lixun. A copy of an English translation to the agreement is filed as Exhibit 99.1.

On April 19, 2008, Sinogas entered into an agreement with Jiaxing Li Ou Electromechanical Equipment Co. Ltd. (“Jiaxing Li Ou”), a Chinese company owned by Mr. Foqing Zhu, pursuant to which Jiaxing Li Ou invested RMB8,000,000 (approximately $1,143,000) into Sinogas as an increase in the registered capital of Sinogas. As a result of the transaction, the Company, through Sinoenergy Holding, owned a 95% equity interest in Sinogas, and Jiaxing Li Ou owned a 5% equity interest in Sinogas. After the transaction, Sinogas changed from a wholly-owned subsidiary of the Company to a Sino-Foreign joint-venture between the Company and Jiaxing Li Ou. A copy of an English translation to the agreement is filed as Exhibit 99.2.

On April 24, 2008, Sinogas entered into an agreement with Shanghai Linghui Enterprising Capital Co. Ltd., Zhejiang Zhongke Zhaoying Enterprising Capital Co. Ltd., Zhejiang Meibang Kunyuan Enterprising Capital Co. Ltd., Beijing Yingshi Innovation Investment Advisory Co. Ltd. and Shanghai Deyang Industry Investment Co. Ltd. (collectively, the “Strategic Investors”) pursuant to which the Strategic Investors agreed to invest RMB 116,760,000 (approximately $16,819,360) in Sinogas to increase its registered capital. As a result of the transaction, the Company, through Sinoenergy Holding, owned a 75.05% equity interest in Sinogas, and Jiaxing Li Ou owned a 3.95% equity interest in Sinogas, and the Strategic Investors owned a 21% equity interest in Sinogas. After the transaction, Sinogas will become a Sino-Foreign joint-venture among the Company, Jiaxing Li Ou and the Strategic Investors. The sale of the equity interest contemplated by the agreement is subject to government approval, which is currently pending. A copy of an English translation to the agreement is filed as Exhibit 99.3.

Sinogas and its subsidiaries are engaged in the manufacture of pressure containers and compressed natural gas facilities and equipment.

The dollar equivalents of the payments designated in RMB are based on the currency exchange rate of RMB7.00 per US$1.00, which was the exchange rate on April 14, 2008. Since the payments are made in RMB, the value in United States dollars is provided for information purposes only.

Upon completion of these transactions, the Company’s wholly-owned subsidiary, Sinoenergy Holdings, will own a 75.05% equity interest in Sinogas, and Sinogas will own a 75% equity interest in its subsidiary, Jiaxing Lixun.

The Company anticipates that the issuance of the equity interest in Sinogas to the Strategic Investors will result in a gain or loss that will be included in the Company’s statement of operations, the characterization and amount of which will be determined at the date that the transaction is completed and the equity is issued, following requisite government approval.

Item 9.01  Financial Statements and Exhibits.

Exhibits

99.1	English translation of Equity Transfer Agreement between Mr. Foqing Zhu, Qingdao Sinogas General Machinery Co. Ltd. and Jiaxing Lixun Automotive Machinery Co. Ltd.

99.2	English translation of Capital and Share Increase Agreement between Jiaxing Li Ou Electromechanical Equipment Co. Ltd., Sinoenergy Holdings Limited and Qingdao Sinogas General Machinery Co. Ltd.

99.3
English translation of Equity Transfer Agreement dated January 11, 2008, between Sinoenergy Holding Limited, Sinogas General Machinery Co. Ltd., Jiaxing Li Ou Electromechanical Equipment Co. Ltd., Shanghai Linghui Enterprising Capital Co. Ltd., Zhejiang Zhongke Zhaoying Enterprising Capital Co. Ltd., Zhejiang Meibang Kunyuan Enterprising Capital Co. Ltd., Beijing Yingshi Innovation Investment Advisory Co. Ltd., Shanghai Deyang Industry Investment Co. Ltd. and Shanghai Xinyada Hengcheng Investment Co. Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINOENERGY CORPORATION
(Registrant)

Date: June 6, 2008	/s/ Bo Huang
Bo Huang, Chief Executive Officer